Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele
VP — Corporate Affairs
704-557-4551

Investor Contact:	James E. Harris
Senior VP — Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
November 8, 2011	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports Third Quarter and First Nine Months 2011 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $9.8 million, or basic net income per share of $1.06, on net sales of $405.9 million for the third quarter of 2011, compared to net income of $15.5 million, or basic net income per share of $1.69, on net sales of $395.4 million for the third quarter of 2010. The results for the third quarter of 2011 included $1.1 million of after-tax losses ($1.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions. The results for the third quarter of 2010 included $1.9 million of after-tax gains ($3.1 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $0.2 million after-tax gain ($0.3 million on a pre-tax basis) from insurance recoveries on assets lost or damaged due to the Nashville, Tennessee area flood in May 2010 and $1.7 million of after-tax gains related to changes in reserves for uncertain tax positions.

On a comparable basis, the Company earned $10.0 million in the third quarter of 2011, or comparable basic net income per share of $1.09, versus $12.0 million in the third quarter of 2010, or comparable basic net income per share of $1.31.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the third quarter of 2011 and 2010:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$9,768	$15,533	$1.06	$1.69

Net (gain) loss on fuel & aluminum hedges, net of tax	1,115	(1,875)	0.12	(0.20)
Impact of Nashville area flood, net of tax	—	(163)	—	(0.02)
Change in reserves for uncertain tax position	(928)	(1,665)	(0.10)	(0.18)
Other income tax changes	50	196	0.01	0.02

Total	237	(3,507)	0.03	(0.38)

Comparable net income (a)	$10,005	$12,026	$1.09	$1.31

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the third quarters of 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company earned $26.8 million, or basic net income per share of $2.91, on net sales of $1,188.4 million for the first nine months of 2011, compared to net income of $32.2 million, or basic net income per share of $3.51, on net sales of $1,160.2 million for the first nine months of 2010. The results for the first nine months of 2011 included $2.6 million of after-tax losses ($4.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions. The results for the first nine months of 2010 included $2.7 million of after-tax losses ($4.5 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $0.5 million after-tax gain ($0.9 million on a pre-tax basis) from the impact of the Nashville flood, $0.5 million increase in tax expense due to the change in tax law eliminating the tax deduction once available for Medicare Part D subsidies and $1.7 million of after-tax gains related to changes in reserves for uncertain tax positions.

On a comparable basis, the Company earned $28.6 million in the first nine months of 2011, or comparable basic net income per share of $3.11, versus $33.3 million in the first nine months of 2010, or comparable basic net income per share of $3.63. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first nine months of 2011 and 2010:

	First Nine Months
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$26,782	$32,236	$2.91	$3.51

Net loss on fuel & aluminum hedges, net of tax	2,563	2,725	0.28	0.30
Impact of Nashville area flood, net of tax	—	(535)	—	(0.06)
Impact of change in tax law regarding Medicare Part D subsidy	—	464	—	0.05
Change in reserves for uncertain tax position	(928)	(1,665)	(0.10)	(0.18)
Other income tax changes	226	62	0.02	0.01

Total	1,861	1,051	0.20	0.12

Comparable net income (a)	$28,643	$33,287	$3.11	$3.63

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the first nine months of 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “In what continues to be a very challenging environment, we are pleased that the Company has been able to increase revenue for both the third quarter and year to date. 2011 has been a challenging year as the economy remains weak and commodity costs continue to increase at rates that exceed the rate of inflation. Despite these challenges, we are pleased with our results in 2011 and remain focused on finding ways to bring value to our customers and grow profitably.”

William B. Elmore, President and COO, added, “The trends that we experienced in the first half of 2011 continued in the third quarter. Consumers are cautious and value oriented in their purchasing decisions. This becomes even more challenging as raw material costs continue to rise. We have seen strength in our more value oriented channels such as food and dollar stores and weakness in the convenience and on premise channels. The migration to lower margin channels is reflected in a lower gross margin percentage for both the third quarter and first nine months of 2011. We continuously review our price and package mix in our efforts to maximize gross margin, however, in such a highly competitive market, we cannot always pass along all of our cost increases immediately.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we face in 2011, including the impact of higher commodity prices and the continuing weak economy, our continued focus on finding ways to bring value to our customers and grow profitably and our intention to continuously review our price and package mix to maximize gross margin.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 2, 2011 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2011	2010	2011	2010

Net sales	$405,858	$395,364	$1,188,380	$1,160,223
Cost of sales	243,142	222,247	710,930	672,395

Gross margin	162,716	173,117	477,450	487,828
Selling, delivery and administrative expenses	137,752	139,455	404,887	406,689

Income from operations	24,964	33,662	72,563	81,139
Interest expense	9,087	8,841	26,898	26,453

Income before income taxes	15,877	24,821	45,665	54,686
Income taxes	4,892	7,610	16,227	18,936

Net income	10,985	17,211	29,438	35,750
Less: Net income attributable to the noncontrolling interest	1,217	1,678	2,656	3,514

Net income attributable to Coca-Cola Bottling Co. Consolidated	$9,768	$15,533	$26,782	$32,236

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.06	$1.69	$2.91	$3.51

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.06	$1.69	$2.91	$3.51

Weighted average number of Class B Common Stock shares outstanding	2,067	2,044	2,061	2,039

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.06	$1.68	$2.90	$3.50

Weighted average number of Common Stock shares outstanding — assuming dilution	9,248	9,225	9,242	9,220

Class B Common Stock	$1.05	$1.68	$2.89	$3.48

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,107	2,084	2,101	2,079